Taubman Centers issued the following statement to set the record straight about the latest misrepresentations made by the Simon Property Group in an amendment to Simon's tender offer:

"Simon's allegations regarding Taubman Centers recent by-law amendments are false and misleading.

Shareholders of more than 25% of the outstanding voting shares of Taubman Centers have always had the right, and continue to do so, to request a special meeting be called. Nothing in the amended by-laws has affected this shareholder right. The Taubman Centers Board recently amended the Company's by-laws to specify in more detail the timing and procedures that would apply to a special meeting requested by the shareholders. However, as has always been the case, if requested by the shareholders, the Board will call a special meeting. There was neither a purpose nor an effect of interfering with the shareholder franchise."

Taubman Centers, Inc. (the "Company") intends to file with the SEC a definitive proxy statement and other relevant documents concerning its opposition to the attempt by Simon Property Group, Inc. ("Simon") to call a special meeting of the Company's shareholders (the "Simon Special Meeting") and the Simon tender offer for the Company's common stock (the "Simon Tender Offer"). WE URGE INVESTORS TO READ THE DEFINITIVE PROXY STATEMENT
(WHEN IT BECOMES AVAILABLE) AND ANY OTHER RELEVANT DOCUMENTS FILED WITH
THE SEC, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors can obtain these documents once they are filed with the SEC free of charge at the SEC's web site (www.sec.gov) or by contacting Investor Relations, Taubman Centers, Inc., 200 East Long Lake Road, Suite 300, P.O. Box 200, Bloomfield Hills, Michigan 48303; telephone (248) 258-6800; website (www.taubman.com).

The Company and its directors, executive officers and certain of its employees may be considered "participants" in the solicitation of proxies from the Company's stockholders in connection with the Simon Special Meeting and the Simon Tender Offer. Information regarding such persons and a description of their interests in the Company and in the transaction are contained in the Company's proxy statement for its 2002 Annual Meeting of Stockholders dated April 12, 2002 and in the Company's Annual Reports on Form 10-K filed with the SEC.


This statement contains forward-looking statements within the meaning of the Securities Act of 1933 as amended. These statements reflect management's current views with respect to future events and financial performance. Actual results may differ materially from those expected because of various risks and uncertainties, including, but not limited to changes in general economic and real estate conditions including further deterioration in consumer confidence, changes in the interest rate environment and availability of financing, and adverse changes in the retail industry. Other risks and uncertainties are discussed in the Company's filings with the Securities and Exchange Commission including its most recent Annual Report on Form 10-K. Notwithstanding any statement in this statement, Taubman Centers acknowledges that the safe harbor for forward-looking statements under Section 21E of the Securities Exchange Act of 1934, as amended, added by the Private Securities Litigation Reform Act of 1995, does not apply to forward-looking statements made in connection with a tender offer.